Exhibit 5

SCHEDULE 11

NOTIFICATION OF INTERESTS OF DIRECTORS AND CONNECTED
PERSONS

All relevant boxes should be completed in block capital letters.

1. Name of company CADBURY SCHWEPPES PLC	2. Name of director BARONESS JUDITH ANN WILCOX

3.  Please state whether notification indicates that it is in respect of holding of the shareholder named in 2 above or in respect of a non-beneficial interest or in the case of an individual holder if it is a holding of that person’s spouse or children under the age of 18 or in respect of an non-beneficial interest
     DIRECTOR’S OWN HOLDING

4.  Name of the registered holder(s) and, if more than one holder, the number of shares held by each of them (if notified)
     BARONESS JUDITH ANN WILCOX                           (2,974)
     R C GREIG NOMINEES LTD (PENSION)                   (2,400)
     COUTTS NOMINEES LTD A/C SCP (PEPS)              (2,391)
     KILLICK & CO (ISA)                                                    (1,539)

5. Please state whether notification relates to a person(s) connected with the director named in 2 above and identify the connected person(s) SEE 3 ABOVE
6.  Please state the nature of the transaction. For PEP transactions please indicate whether general/single co PEP and if
     discretionary/non discretionary /non discretionary
   ACQUISITION OF ADDITIONAL SHARES THROUGH
     PARTICIPATION IN FINAL DIVIDEND 2001 DIVIDEND
     RE-INVESTMENT PLAN

7. Number of shares/amount of stock acquired 36	8. Percentage of issued class N/A	9. Number of shares/amount of stock disposed 0	10. Percentage of issued class N/A

11. Class of security ORDINARY SHARES OF 12.5P each	12. Price per share £5.0179	13. Date of transaction 28 MAY 2002	14. Date company informed 29 MAY 2002

15. Total holding following this notification 9,340	16. Total percentage holding of issued class following this notification N/A

If a director has been granted options by the company please complete the following boxes.

17. Date of grant	18. Period during which or date on which exercisable

19. Total amount paid (if any) for grant of the option	20. Description of shares or debentures involved: class, number

21. Exercise price (if fixed at time of grant) or indication that price is to be fixed at time of exercise	22. Total number of shares or debentures over which options held following this notification

23. Any additional information	24. Name of contact and telephone number for queries

25. Name and signature of authorised company official responsible for making this notification J A DEELEY (MISS) GROUP DEPUTY SECRETARY
Date of notification 29 MAY 2002